Exhibit 99.1    Press Release


Immediate Release
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Company Contacts:                            ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer        Phone: 303-421-4063
randall.marx@arcwireless.net                 Fax:   303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net
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        ARC WIRELESS SOLUTIONS CLOSES THE SALE OF ITS WINNCOM SUBSIDIARY
                                 FOR $17 MILLION


Wheat Ridge, Colorado November 2, 2006 - ARC Wireless Solutions, Inc. ("ARC") (OTCBB: ARCS) has completed the previously announced sale of its wholly owned subsidiary, Winncom Technologies Corp., to Bluecoral Limited for $17 million in cash after ARC's shareholders approved the transaction at the Company's Annual Meeting of Shareholders on October 31, 2006.

The proceeds from the sale are intended to be used for future acquisitions and the expansion of ARC's existing Wireless Communications Solutions Division along with its Starworks Wireless and Hong Kong subsidiaries. "We intend to use the proceeds to pursue synergistic acquisition opportunities, to provide expansion capital to accelerate product development, and for other opportunities that our Board may determine to be in the best interests of our shareholders," reiterated Randall P. Marx, ARC's Chairman and CEO.

At the Annual Meeting of Shareholders, the shareholders also authorized the Board of Directors to effect up to a 1 for 50 reverse stock split. If effected, a reverse stock split would assist the Company in qualifying its stock for listing on a stock exchange.

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and, it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong, Ltd. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, is headquartered in Wheat Ridge, Colorado. The Company's China subsidiary is located in Kowloon, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

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     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company's ability to successfully utilize its cash, that could cause actual results to differ materially from the Company's expectations.